Exhibit 5(b)

Equitable Financial Life Insurance Company of America

525 Washington Boulevard

Jersey City, New Jersey 07310

SHANE DALY

Vice President and

Associate General Counsel

(212)314-3912

FAX (212)707-1791

LAW DEPARTMENT

February 12, 2021

Equitable Financial Life Insurance Company of America

525 Washington Boulevard

Jersey City, New Jersey 07310

Dear Sirs:

This opinion is furnished in connection with the filing by Equitable Financial Life Insurance Company of America (“the Company”) on Form S-1 Registration Statement of the Company for the purpose of registering guaranteed interest account with market value adjustment interests under flexible premium annuity contracts (“Interests”) under the Securities Act of 1933.

The Interests are purchased with contributions received under individual variable annuity contracts (the “Contracts”). As described in the prospectus included in the Registration Statement, the Contracts are designed to provide for retirement income benefits.

I have examined such corporate records of the Company and provisions of the Arizona Insurance Law as are relevant to authorization and issuance of the Contracts and such other documents and laws as I consider appropriate. On the basis of such examination, it is my opinion that:

1. The Company is a corporation duly organized and validly existing under the laws of the State of Arizona.

2. The Contracts (including any Interests credited thereunder) are duly authorized and, when issued in accordance with applicable regulatory approvals, represent validly issued and binding obligations of the Company.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Shane Daly
Shane Daly